Form S-8
EXHIBIT 5.01

July 29, 2010

Silicon Image, Inc.
1060 East Arques Ave.
Sunnyvale, California 94086

Ladies and Gentlemen:

At your request, we have examined the registration statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about July 29, 2010, under the Securities Act of 1933, as amended, in order to register 9,000,000 shares of your Common Stock (the “Stock”).  The shares of Stock will be available for issuance under your 2008 Equity Incentive Plan, as amended (the “2008 Plan”).

In rendering the opinion, we have examined such matters of law as we have deemed necessary in order to render the opinions set forth herein, and as to matters of fact, we have examined the following:

(1)
the Registration Statement, together with the exhibits filed as part thereof or incorporated therein by reference (including without limitation the 2008 Plan and the agreements, forms of agreements and documents related thereto) and the prospectuses prepared in connection therewith;

(2)
your Second Amended and Restated Certificate of Incorporation (filed with the Secretary of State of Delaware on October 12, 1999), Certificate of Amendment of Second Amended and Restated Certificate of Incorporation (filed with the Secretary of State of Delaware on June 25, 2001) and your Restated Bylaws certified by the Secretary of the Company on January 31, 2005;

(3)
the minutes of meetings and actions by written consent of the stockholders and Board of Directors that are contained in your minute books and in the minute books of Silicon Image, Inc., a California corporation (the “Predecessor”), that are in our possession;

(4)
a Management Certificate executed by you, addressed to us and dated of even date herewith, which contains certain factual and other representations (including without limitation representations as to (i) the number of outstanding shares of your capital stock; (ii) the number of shares of your capital stock subject to outstanding options, warrants, conversion privileges and other rights to acquire stock (including but not limited to options granted or assumed by you pursuant to the 1999 Employee Stock Purchase Plan, the 1995 Equity Incentive Plan of the Predecessor, the 2008 Plan, the CMD Technology Inc. 1999 Stock Incentive Plan, the Silicon Communication Lab, Inc. 1999 Stock Option Plan, the January 15, 2010 Non-Plan Stock Option Agreement between you and Camillo Martino, and the TransWarp Networks, Inc. 2002 Stock Option/Stock Issuance Plan); and (iii) the number of shares of your capital stock reserved for future issuance under the equity plans listed in item 4(ii) above; and

(5)	confirmation from your transfer agent as to the number of outstanding shares of your capital stock as of July 28, 2010.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.  We have also assumed that the certificates representing the Stock will be, when issued, properly signed by your authorized officers or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate.  We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and we express no opinion herein with respect to the application or effect of the laws of any jurisdiction other than the existing laws of the United States of America and the State of California and the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

Based upon the foregoing, it is our opinion that the 9,000,000 shares of Stock that may be issued and sold by you pursuant to (i) the exercise of stock options, (ii) awards of restricted stock, (iii) awards of stock bonuses, (iv) settlement of stock appreciation rights, (v) settlement of restricted stock units or (vi) settlement of performance share awards that have been or may be granted or awarded by you under the 2008 Plan, when issued, sold and delivered in accordance with the 2008 Plan, the stock option grant and exercise agreements, restricted stock grant agreements, stock bonus grant agreements, stock appreciation right agreements, restricted stock unit grant agreements or performance share award agreements entered into or to be entered into thereunder, and in the manner and for the consideration referred to in the Form S-8 prospectus associated with the 2008 Plan and the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.  This opinion speaks only as of its date and we assume no obligation to update this opinion should circumstances change after the date hereof.  This opinion is intended solely for use in connection with issuance and sale of the Stock subject to the Registration Statement and is not to be relied upon for any other purpose.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP
FENWICK & WEST LLP